Exhibit 21

Elite Information Group, Inc.
Subsidiaries of the Registrant

	State of	Percentage
Name of subsidiary	Incorporation	ownership

Elite Information Systems, Inc.	California	100%
Elite.com, Inc.	Delaware	100%
Law Manager, Inc.	Delaware	100%

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